Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Bank of New York Mellon Corporation:

We consent to the incorporation by reference in the following registration statements, as amended:

Form	Registration Statement	Filer
S-8	333-198152	The Bank of New York Mellon Corporation
S-8	333-174342	The Bank of New York Mellon Corporation
S-8	333-171258	The Bank of New York Mellon Corporation
S-8	333-150324	The Bank of New York Mellon Corporation
S-8	333-150323	The Bank of New York Mellon Corporation
S-8	333-149473	The Bank of New York Mellon Corporation
S-8	333-144216	The Bank of New York Mellon Corporation
S-3	333-211248	The Bank of New York Mellon Corporation
S-3	333-228787	The Bank of New York Mellon Corporation

of our reports dated February 27, 2019, with respect to the consolidated balance sheets of The Bank of New York Mellon Corporation and subsidiaries (BNY Mellon) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 Annual Report on Form 10-K of BNY Mellon.

/s/ KPMG LLP

New York, New York
February 27, 2019